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                                [Letterhead of]

                      E.I. DU PONT DE NEMOURS AND COMPANY





                                                                          [Date]



[Name of Agent]
[Address of Agent]

Dear Sirs:

                 Please accept this letter as confirmation that E. I. du Pont de Nemours and Company (the "Company") has appointed you as agent, on the basis set forth below, solely with respect to certain Medium-Term Notes, Series G, described in the terms letter dated the date hereof (the "Notes"), a copy of which is attached hereto.

                 You will serve as an agent in accordance with the terms, and subject to the representations, warranties, conditions and agreements, set forth in the Company's Agency Agreement dated June 15, 1995 (the "Agreement"), as in effect on the date hereof, except as follows:
(i) Sections 3(a) and 3(e) have been deleted, (ii) the Agent shall not serve as agent hereunder with respect to any Securities (as defined in the Agreement) other than the Notes and (iii) the Agreement shall automatically terminate as to you immediately after settlement occurs with respect to the Notes, subject to Section 9 thereof.

                 The Company is hereby furnishing to you, has previously furnished to you or agrees to furnish to you, as the case may be, the opinions, certificates and letters



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specified in Sections 5(d) through 5(i) of the Agreement, each dated June 15,
1995, and, to the extent required under the Agreement, the opinions, certificates and letters specified in Sections 6(b) through 6(d) of the Agreement, each dated as described therein.

                 By your signing this letter agreement, you confirm that the Company did not solicit the offer to purchase the Notes.

                 Notices to you under Section 12 of the Agreement will be sent
to you at the above address (Telephone:  [              ]; Telecopy:  [
]) or such other address as you may specify in writing hereafter.

                 If the foregoing correctly sets forth our agreement, please sign in the space provided below and return to us the enclosed duplicate original of this letter agreement.

                                      Very truly yours,

                                      E. I. DU PONT DE NEMOURS AND
                                      COMPANY,

                                        by____________________________
                                          Title:


Accepted and agreed to
as of the date first above
written:

[AGENT],

  by______________________
    Title: